UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2007

CNL Income Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51288	20-0183627
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

450 South Orange Ave. Orlando, Florida	32801
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 407-650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Properties.

Booth Creek Ski

On January 19, 2007, we acquired four ski properties from Booth Creek Resort Properties, LLC (“Booth Creek”), an entity newly formed by the current principals of Booth Creek Holdings, Inc. to acquire certain properties and operating assets from Booth Creek Holdings, Inc., for a purchase price of $170.0 million. As previously reported in our current report on Form 8-K filed on December 6, 2006, we entered into an asset purchase agreement with respect to these and certain other properties on December 1, 2006. The four ski properties acquired are the Northstar-at-Tahoe Resort in Lake Tahoe, California, the Sierra-at-Tahoe Resort in South Lake Tahoe, California, the Summit-at-Snoqualmie Resort in Snoqualmie Pass, Washington and the Loon Mountain Resort in Lincoln, New Hampshire (collectively the “Booth Creek Ski Properties”). In addition, we have agreed to fund approximately $28.7 million in capital expenditures at the Northstar-at-Tahoe Resort and Loon Mountain Resort over the next four years.

We have extended the time of closing on the 46 condominiumized retail and commercial spaces at the Northstar Commercial Village (the “Northstar Commercial Properties”) in Lake Tahoe, California. We expect to close on this transaction on or prior to August 2007. This transaction is subject to the fulfillment of certain conditions. There can be no assurance that any or all of these conditions will be satisfied and that this transaction will ultimately be completed.

We entered into long-term, triple net leases with wholly-owned subsidiaries of Booth Creek to operate the Booth Creek Ski Properties. The initial terms of the leases are 20 years with three 10-year renewal options, provided that the terms do not exceed the term of any underlying United States Forest Service permits. The minimum annual rent for the Booth Creek Ski Properties will be approximately $15.9 million in the initial year. Additional rent is a negotiated percentage of incremental total revenue over a threshold. All of the leases are cross-defaulted.

As part of our transaction with Booth Creek, we made a $12.0 million loan to Booth Creek and certain of its subsidiaries (the “Booth Creek Loan”). The Booth Creek Loan is collateralized by a first mortgage or the substantial equivalent on the Waterville Valley Ski Resort in Waterville Valley, New Hampshire, the Mount Cranmore Ski Resort in North Conway, New Hampshire and a tract of land near the Northstar-at-Tahoe Resort in Lake Tahoe, California referred to as the Porcupine Parcel. The loan matures in three years and has one 12-month extension. The loan carries an interest rate of 9.00% per annum and there is an exit fee in an amount equal to a 15% annualized return on the loan. The loan is guaranteed by Booth Creek and certain of its subsidiaries. The loan is cross-defaulted with the Booth Creek Ski Properties leases and is expected to be cross-defaulted with the Northstar Commercial Properties leases, if and when that transaction is completed. The loan may be prepaid at any time and will be accelerated upon customary events of default.

Certain statements in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference include our inability to satisfactorily complete due diligence and failure to negotiate the assignment and/or extensions of certain land permits or leases. Given these uncertainties, we caution investors and potential investors not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired

Booth Creek Ski Holdings, Inc.

Unaudited Interim Financial Statements as of July 28, 2006 and for the Nine Months Ended July 28, 2006 and July 29, 2005

Unaudited Consolidated Balance Sheets

Unaudited Consolidated Statements of Operations

Unaudited Consolidated Statements of Cash Flows

Notes to Unaudited Consolidated Financial Statements

Audited Financial Statements as of and for the Years Ended October 28, 2005, October 29, 2004 and October 31, 2003

Report of Independent Auditors

Consolidated Balance Sheets

Consolidated Statements of Operations

Consolidated Statements of Shareholders’ Equity (Deficit)

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

(b)	Pro Forma Financial Information

CNL Income Properties, Inc.

Unaudited Pro Forma Consolidated Financial Information

Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2006

Unaudited Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2006

Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2005

Notes to Unaudited Pro Forma Consolidated Financial Statements

(c)	Exhibits

Exhibit 99.1	Press Release dated January 22, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 22, 2007	CNL INCOME PROPERTIES, INC.

/s/ Tammie A. Quinlan
	Name:	Tammie A. Quinlan
	Title:	Chief Financial Officer and Executive Vice President

CONSOLIDATED FINANCIAL STATEMENTS

Booth Creek Ski Holdings, Inc.

Nine months ended July 28, 2006 and July 29, 2005 (unaudited)

Booth Creek Ski Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	July 28, 2006	October 28, 2005	July 29, 2005
ASSETS
Current assets:
Cash	$2,061	$79	$744
Accounts receivable, net of allowance of $63, $40 and $65, respectively	1,941	1,600	1,361
Inventories, net	1,620	2,382	1,334
Prepaid expenses and other current assets	794	4,915	755

Total current assets	6,416	8,976	4,194

Property and equipment, net	113,585	109,380	108,012
Real estate held for development and sale	7,513	7,053	7,147
Deferred financing costs, net of accumulated amortization of $1,112, $392, and $160, respectively	4,756	5,043	5,269
Timber rights and other assets	7,436	6,446	5,689
Goodwill	23,143	23,143	23,143

Total assets	$162,849	$160,041	$153,454

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Revolving credit facility in default as of October 27, 2006	$7,400	$11,500	$5,650
Long-term debt in default as of October 27, 2006	80,950	—	—
Current portion of long-term debt	2,341	2,031	1,947
Accounts payable and accrued liabilities	15,312	20,211	16,432
Unearned revenue and deposits – resort operations	5,976	15,150	9,662
Unearned revenue – real estate operations	3,236	—	—

Total current liabilities	115,215	48,892	33,691

Long-term debt	51,734	128,348	128,496

Other long-term liabilities	1,194	876	841

Commitments and contingencies

Shareholder’s deficit:
Common stock, $.01 par value; 1,000 shares authorized, issued and outstanding	—	—	—
Additional paid-in capital	79,500	72,000	72,000
Accumulated deficit	(84,794)	(90,075)	(81,574)

Total shareholder’s deficit	(5,294)	(18,075)	(9,574)

Total liabilities and shareholder’s deficit	$162,849	$160,041	$153,454

See accompanying notes.

Booth Creek Ski Holdings, Inc.

Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Nine Months Ended
	July 28, 2006	July 29, 2005
Revenue:
Resort operations	$110,667	$95,702
Real estate and other	1,572	133

Total revenue	112,239	95,835

Operating expenses:
Cost of sales - resort operations	66,036	57,105
Cost of sales - real estate and other	861	158
Depreciation and depletion expense	11,360	10,708
Selling, general and administrative expense	19,303	19,871

Total operating expenses	97,560	87,842

Operating income	14,679	7,993

Other income (expense):
Interest expense	(10,827)	(9,668)
Amortization of deferred financing costs	(720)	(2,423)
Loss on early retirement of debt	—	(889)
Gain on interest rate swap arrangement	955	—
Gain on disposals of property and equipment	1,155	29
Other income	39	13

Other income (expense), net	(9,398)	(12,938)

Net in Net income (loss)	$5,281	$(4,945)

See accompanying notes.

Booth Creek Ski Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended
	July 28, 2006	July 29, 2005
Cash flows from operating activities:
Net income (loss)	$5,281	$(4,945)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and depletion expense	11,360	10,708
Noncash cost of real estate sales	639	—
Amortization of deferred financing costs	720	2,423
Loss on early retirement of debt	—	889
Gain on interest rate swap arrangement	(955)	—
Gain on disposals of property and equipment	(1,155)	(29)
Changes in operating assets and liabilities:
Accounts receivable	(341)	590
Inventories	762	1,021
Prepaid expenses and other current assets	4,121	795
Accounts payable and accrued liabilities	(4,899)	(1,618)
Unearned revenue and deposits – resort operations	(9,174)	(4,940)
Unearned revenue – real estate operations	3,236	—
Other long-term liabilities	318	(33)

Net cash provided by operating activities	9,913	4,861

Cash flows from investing activities:
Capital expenditures for property and equipment	(14,087)	(6,056)
Proceeds from disposals of property and equipment	1,529	—
Capital expenditures for real estate held for development and sale	(1,099)	(1,058)
Other assets	(100)	56

Net cash used in investing activities	(13,757)	(7,058)

Cash flows from financing activities:
Borrowings under revolving credit facilities	37,200	46,800
Repayments under revolving credit facilities	(41,300)	(58,400)
Proceeds on long-term debt	5,000	127,500
Principal payments of long-term debt	(2,141)	(107,734)
Deferred financing costs	(433)	(6,071)
Capital contributions	7,500	—

Net cash provided by financing activities	5,826	2,095

Increase (decrease) in cash	1,982	(102)
Cash at beginning of period	79	846

Cash at end of period	$2,061	$744

See accompanying notes.

Booth Creek Ski Holdings, Inc.

Consolidated Statements of Cash Flows (continued)

(In thousands)

(Unaudited)

	Nine Months Ended
	July 28, 2006	July 29, 2005
Noncash investing and financing transactions:

Property and equipment acquired through capital leases	$1,787	$3,048

Interim financing arrangements for lift projects	$—	$5,420

Derecognition of interim financing arrangements upon origination of permanent operating lease arrangements for lift projects	$—	$(7,109)

See accompanying notes

Booth Creek Ski Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

July 28, 2006

1.	General

The accompanying consolidated financial statements as of July 28, 2006 and July 29, 2005 and for the nine month periods then ended are unaudited, but include all adjustments (consisting only of normal and recurring adjustments) which, in the opinion of management of Booth Creek Ski Holdings, Inc. (the “Company”), are considered necessary for a fair presentation of the Company’s financial position at July 28, 2006 and July 29, 2005, and its operating results and cash flows for the nine month periods then ended. Due to the highly seasonal nature of the Company’s business, the results for the interim periods are not indicative of results for the entire year. The unaudited consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and accompanying notes as of October 28, 2005 and October 29, 2004 and for each of the three years in the period ended October 28, 2005.

The Company is a wholly-owned subsidiary of Booth Creek Ski Group, Inc. (“Parent”).

2.	Business Segments

The Company currently operates in two business segments, resort operations and real estate and other. The Company’s resort operations segment is currently comprised of six ski resort complexes, which provide lift access, snow school lessons, retail, equipment rental, food and beverage offerings, lodging and property management services and ancillary products and services. The real estate and other segment is primarily engaged in the development and sale of real estate at Northstar and Loon Mountain and the harvesting of timber rights. Given the distinctive nature of their respective products, these segments are managed separately. Data by segment is as follows:

	Nine Months Ended
	July 28, 2006	July 29, 2005
	(In thousands)
Revenue:
Resort operations	$110,667	$95,702
Real estate and other	1,572	133

	$112,239	$95,835

Depreciation, depletion and noncash cost of real estate sales:
Resort operations	$11,295	$10,651
Real estate and other	704	57

	$11,999	$10,708

Selling, general and administrative expense:
Resort operations	$18,398	$18,337
Real estate and other	905	1,534

	$19,303	$19,871

Operating income (loss):
Resort operations	$14,938	$9,609
Real estate and other	(259)	(1,616)

	$14,679	$7,993

Booth Creek Ski Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

2.	Business Segments (continued)

A reconciliation of combined operating income for resort operations and real estate and other to consolidated net income (loss) is as follows:

	Nine Months Ended
	July 28, 2006	July 29, 2005
	(In thousands)
Operating income for reportable segments	$14,679	$7,993
Interest expense	(10,827)	(9,668)
Amortization of deferred financing costs	(720)	(2,423)
Loss on early retirement of debt	—	(889)
Gain on interest rate swap agreement	955	—
Gain on disposals of property and equipment	1,155	29
Other income	39	13

Net income (loss)	$5,281	$(4,945)

Capital expenditures by segment and segment assets were as follows:

	Nine Months Ended
	July 28, 2006	July 29, 2005
	(In thousands)
Capital expenditures:
Resort operations	$14,087	$6,056
Real estate and other	1,099	1,058

	$15,186	$7,114

	July 28, 2006	July 29, 2005
	(In thousands)
Segment assets:
Resort operations	$139,873	$133,591
Real estate and other	10,974	10,790
Corporate and other nonidentifiable assets	12,002	9,073

	$162,849	$153,454

Booth Creek Ski Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

3.	Changes in Capitalization

During the first part of the 2005/06 ski season, the Company experienced certain adverse weather conditions at its resorts, including heavy rains and flooding at its Lake Tahoe resorts over the Christmas/New Year’s holiday period and rain and high winds at its New Hampshire resorts during the Martin Luther King weekend. These weather conditions during key holiday periods negatively impacted the Company’s operating results for the first fiscal quarter of 2006. As a result, the Company did not achieve the minimum EBITDA requirement under the First Lien Credit Agreement (the “Credit Agreement”) and Second Lien Note Purchase Agreement (the “Note Purchase Agreement”) for the first fiscal quarter of 2006. On May 10, 2006, the Company entered into a First Amendment and Waiver (the “First Amendment and Waiver”) with the agents and lenders under each of the Credit Agreement and the Note Purchase Agreement which (i) waived the breach of covenant and event of default resulting from the Company’s failure to achieve the minimum EBITDA requirement for the first fiscal quarter of 2006, (ii) modified the level of minimum EBITDA covenant for certain periods following the first fiscal quarter of 2006, (iii) required a capital contribution of $3,500,000 into the Company, which was made concurrently with the First Amendment and Waiver, and (iv) modified certain other terms and conditions of the Credit Agreement and Note Purchase Agreement. The Company was in compliance with the terms, conditions and covenants under the Credit Agreement and Note Purchase Agreement for the second and third fiscal quarters of 2006.

On July 5, 2006, the Company borrowed $5,000,000 under the Credit Agreement pursuant to the terms of a delayed draw feature (the “CapEx A Term Loan”). The proceeds of the CapEx A Term Loan, together with capital contributions of Parent of $4,000,000 and $1,000,000 made on July 14, 2006 and August 18, 2006, respectively, will be utilized by the Company to fund certain expansion capital projects at Northstar-at-Tahoe (“Northstar”).

4.	Subsequent Events

Amendments to Centex Agreement and Operating Agreement and Sale of Second Phase Property at Loon Mountain

On April 18, 2005, Loon Mountain Recreation Corporation (“LMRC”) and Loon Realty Corp. (“Loon Realty”, together with LMRC, “Seller”), wholly–owned subsidiaries of the Company, entered into a Real Estate Purchase and Sale Contract (the “Centex Agreement”) with Centex Homes (“Purchaser”) for the purchase and sale of certain development real estate (the “Property”) located proximate to the Loon Mountain ski area (the “Loon Mountain Ski Area”). The first phase of the sale of the property under the Centex Agreement was consummated on October 3, 2005. Purchaser and Seller also entered into an Operating Agreement dated October 3, 2005 (the “Operating Agreement”) which, among other things, provided for certain obligations of Seller to construct certain ski infrastructure on South Mountain (the “South Mountain Expansion”).

In anticipation of the sale of the second phase (“Second Phase”) property at Loon Mountain, Seller and Purchaser entered into amendments to the Centex Agreement and Operating Agreement which principally provided for (i) a $5,000,000 reduction in the purchase price for the Second Phase property from $21,259,000 to $16,259,000, (ii) a new obligation of Purchaser to make a payment (the “Centex Ski Infrastructure Payment”) on or before April 2, 2007 in the amount of $5,000,000 plus interest at a rate of 8% per annum from the Second Phase closing to defray a portion of the costs to be incurred by LMRC in connection with certain components of the South Mountain Expansion, and (iii) the condition that LMRC’s obligations for certain portions of the South Mountain Expansion are contingent upon LMRC’s receipt of the Centex Ski Infrastructure Payment. The Company also obtained amendments to the Credit Agreement and Note Purchase Agreement which permitted the amendments to the Centex Agreement and Operating Agreement and provided for a mandatory prepayment of the term facility under the Credit Agreement in the amount of $8,600,000 from the net proceeds of the sale of the Second Phase property. On

Booth Creek Ski Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

4.	Subsequent Events (continued)

August 25, 2006, Seller and Purchaser consummated the sale and transfer of the Second Phase property in accordance with the amended terms of the Centex Agreement and the related amendments to the Credit Agreement and Note Purchase Agreement.

Minimum EBITDA Covenant Violation Under the Credit Agreement for the Trailing Twelve Month Period Ended October 27, 2006

Due principally to temporary disruption from significant real estate infrastructure development at Northstar, which negatively impacted customer visitation and related lodging, retail, food and beverage, golf and mountain biking operations at the resort during the summer season of 2006, the Company determined that it will not achieve the minimum EBITDA covenant under the Credit Agreement for the trailing twelve month period ended October 27, 2006. The Company determined that it will satisfy the minimum EBITDA covenant for such period under the Note Purchase Agreement. However, in the event amounts due under the Credit Agreement are called by the lenders, the amounts due under the Note Purchase Agreement would also become callable by the lenders under cross default provisions in the Note Purchase Agreement. The Credit Agreement permits the Company to cure a breach of the minimum EBITDA covenant for this period through a capital contribution from its Parent in an amount sufficient to alleviate the EBITDA shortfall. Alternatively, the Company could potentially pursue another form of cure or waiver of the covenant breach from the lenders under the Credit Agreement. The Company is presently evaluating its options in this regard. However, no assurances can be given with respect to the outcome of this matter. In light of the uncertainty regarding the resolution of the potential minimum EBITDA covenant violation, the Company has classified amounts outstanding under the Credit Agreement as current liabilities labeled as “in default as of October 27, 2006” in the accompanying consolidated balance sheet as of July 28, 2006.

As discussed below, the Company’s Parent is pursuing a strategic transaction which, if consummated, would result in the extinguishment of all amounts outstanding under the Credit Agreement and Note Purchase Agreement.

Pending Strategic Transactions

On December 1, 2006, Parent and the Company entered into a Securities Purchase Agreement (the “SPA”) with Booth Creek Resort Properties LLC (“BCRP”), a newly formed entity owned and controlled by the Chairman and Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer of Parent and the Company and one other investor. Pursuant to the SPA, it is contemplated that BCRP would acquire the stock of the Company and the stock and membership interests of certain other entities owned by Parent. Parent will retain its interest in Trimont Land Holdings, Inc. (“TLH”) and certain unsold single family lots at Northstar generally known as the Retreat subdivision. The purchase price under the SPA is $180,000,000 plus the assumption of indebtedness of approximately $5,600,000, and is subject to certain purchase price adjustments relating to (i) working capital and unearned revenue balances at the closing, (ii) the extent of capital expenditures funded by the Company prior to closing, (iii) holdbacks for remaining infrastructure for certain real estate projects, and (iv) reimbursement to Parent of the EBITDA losses of the divested entities and certain interest costs for the period from October 28, 2006 to closing. In connection with the closing under the SPA, a portion of the proceeds of the sale will be used to retire all amounts outstanding under the Credit Agreement and Note Purchase Agreement, as well as to retire certain capital lease obligations and operating lease commitments.

Booth Creek Ski Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements (continued)

4.	Subsequent Events (continued)

Concurrently with the execution of the SPA, BCRP, certain subsidiaries of the Company and an affiliate of CNL Income Properties, Inc. (“CNL”) entered into an Asset Purchase Agreement (the “APA”) for the sale of substantially all of the resort operating assets of Northstar, Sierra, Loon Mountain and the Summit (the “Acquired Properties”) to CNL for a purchase price of $170,000,000, subject to certain purchase price adjustments. CNL has also committed to provide loans in the aggregate amount of $12,000,000 secured by certain other assets BCRP will be acquiring under the SPA, including (i) the Waterville Valley ski resort, (ii) the Mount Cranmore ski resort and related development real estate, and (iii) certain single family development real estate at Northstar generally known as the Porcupine Hill Estates subdivision.

In connection with CNL’s purchase of the Acquired Properties from BCRP, it is anticipated that CNL will lease such resort operating assets on a long-term, triple net basis to tenant subsidiaries of BCRP and the Company. Also as part of the transactions described above, CNL has committed to (i) provide funding for future capital expenditures primarily at Northstar and Loon Mountain in the aggregate amount of $28,700,000, and (ii) to take assignment of TLH’s obligation to acquire certain commercial real estate at Northstar, and to lease such real estate to an affiliate of the Company on a long-term triple net basis.

The parties to the SPA and APA presently expect to consummate the transactions described above on or prior to December 20, 2006. However, all of these transactions are subject to the fulfillment of certain conditions. There can be no assurance that any or all of these conditions will be satisfied and that these transactions will ultimately be consummated.

CONSOLIDATED FINANCIAL STATEMENTS

Booth Creek Ski Holdings, Inc.

Years ended October 28, 2005, October 29, 2004 and October 31, 2003

With Report of Independent Auditors

Report of Independent Auditors

The Board of Directors and Shareholder of Booth Creek Ski Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Booth Creek Ski Holdings, Inc. as of October 28, 2005 and October 29, 2004, and the related consolidated statements of operations, shareholder’s equity (deficit), and cash flows for each of the three years in the period ended October 28, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Booth Creek Ski Holdings, Inc. at October 28, 2005 and October 29, 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended October 28, 2005 in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Sacramento, California

December 22, 2005,

except for the first paragraph of Note 11 as to which the date is May 10, 2006,

the second paragraph of Note 11 as to which the date is August 18, 2006,

the third paragraph of Note 11 as to which the date is August 25, 2006,

the fourth paragraph of Note 11 as to which the date is October 27, 2006,

and the remaining four paragraphs of Note 11 as to which the date is December 1, 2006

Booth Creek Ski Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	October 28, 2005	October 29, 2004
Assets
Current assets:
Cash	$79	$846
Accounts receivable, net of allowance of $40 and $39, respectively	1,600	1,951
Inventories	2,382	2,355
Prepaid expenses and other current assets	4,915	1,550

Total current assets	8,976	6,702

Property and equipment, net	109,380	111,219
Real estate held for development and sale	7,053	6,089
Deferred financing costs, net of accumulated amortization of $392 and $6,430, respectively	5,043	2,510
Timber rights and other assets	6,446	5,802
Goodwill	23,143	23,143

Total assets	$160,041	$155,465

Liabilities and shareholder’s deficit
Current liabilities:
Revolving credit facilities	$11,500	$17,250
Current portion of long-term debt	2,031	28,233
Accounts payable and accrued liabilities	20,211	18,050
Unearned revenue and deposits – resort operations	15,150	14,602

Total current liabilities	48,892	78,135

Long-term debt	128,348	81,085

Other long-term liabilities	876	874

Commitments and contingencies

Shareholder’s deficit:
Common stock, $.01 par value; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	72,000	72,000
Accumulated deficit	(90,075)	(76,629)

Total shareholder’s deficit	(18,075)	(4,629)

Total liabilities and shareholder’s deficit	$160,041	$155,465

See accompanying notes.

Booth Creek Ski Holdings, Inc.

Consolidated Statements of Operations

(In thousands)

	Year ended
	October 28, 2005	October 29, 2004	October 31, 2003
Revenue:
Resort operations	$99,445	$105,377	$104,963
Real estate and other (including revenues from related parties of $5,610 and $646 for the years ended October 29, 2004 and October 31, 2003, respectively)	7,522	10,033	10,084

Total revenue	106,967	115,410	115,047

Operating expenses:
Cost of sales - resort operations	63,571	63,977	63,969
Cost of sales - real estate and other	2,039	2,861	5,444
Depreciation and depletion	14,502	13,944	15,766
Selling, general and administrative expense	24,878	23,191	22,063

Total operating expenses	104,990	103,973	107,242

Operating income	1,977	11,437	7,805

Other income (expense):
Interest expense	(12,779)	(12,071)	(12,492)
Amortization of deferred financing costs	(2,655)	(1,195)	(1,140)
Gain (loss) on early retirement of debt	(889)	—	506
Gain on interest rate swap arrangement	779	—	—
Other income (expense)	121	(2)	(40)

Other income (expense), net	(15,423)	(13,268)	(13,166)

Net loss	$(13,446)	$(1,831)	$(5,361)

See accompanying notes.

Booth Creek Ski Holdings, Inc.

Consolidated Statements of Shareholder’s Equity (Deficit)

(In thousands, except shares)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount
Balance at November 1, 2002	1,000	$—	$72,000	$(69,437)	$2,563

Net loss	—	—	—	(5,361)	(5,361)

Balance at October 31, 2003	1,000	—	72,000	(74,798)	(2,798)

Net loss	—	—	—	(1,831)	(1,831)

Balance at October 29, 2004	1,000	—	72,000	(76,629)	(4,629)

Net loss	—	—	—	(13,446)	(13,446)

Balance at October 28, 2005	1,000	$—	$72,000	$(90,075)	$(18,075)

See accompanying notes.

Booth Creek Ski Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year ended
	October 28, 2005	October 29, 2004	October 31, 2003
Cash flows from operating activities:
Net loss	$(13,446)	$(1,831)	$(5,361)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and depletion	14,502	13,944	15,766
Asset impairment charge	—	—	350
Noncash cost of real estate sales	1,187	2,292	4,484
Amortization of deferred financing costs	2,655	1,195	1,140
(Gain) loss on early retirement of debt	889	—	(506)
Gain on interest rate swap arrangement	(779)	—	—
Changes in operating assets and liabilities:
Accounts receivable	351	(124)	137
Insurance proceeds receivable	—	—	800
Inventories	(27)	(170)	(92)
Prepaid expenses and other current assets	(3,365)	(268)	143
Accounts payable and accrued liabilities	1,964	4,037	(2,669)
Unearned revenue and deposits – resort operations	548	(137)	(493)
Unearned deposits from related party – real estate operations	—	(5,610)	—
Other long-term liabilities	2	133	(15)

Net cash provided by operating activities	4,481	13,461	13,684

Cash flows from investing activities:
Capital expenditures for property and equipment	(11,151)	(11,013)	(6,445)
Capital expenditures for real estate held for development and sale	(1,754)	(1,754)	(2,745)
Other assets	(40)	(357)	403

Net cash used in investing activities	(12,945)	(13,124)	(8,787)

Cash flows from financing activities:
Borrowings under revolving credit facilities	60,650	38,045	60,595
Repayments under revolving credit facilities	(66,400)	(38,545)	(44,090)
Proceeds of long-term debt	127,500	7,000	—
Principal payments of long-term debt	(107,976)	(5,864)	(21,071)
Deferred financing costs	(6,077)	(936)	(186)

Net cash provided by (used in) financing activities	7,697	(300)	(4,752)

Increase (decrease) in cash	(767)	37	145

Cash at beginning of year	846	809	664

Cash at end of year	$79	$846	$809

See accompanying notes.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements

October 28, 2005

1.	Organization, Basis of Presentation and Summary of Significant Accounting Policies

Booth Creek Ski Holdings, Inc. (“Booth Creek”) was organized on October 8, 1996 in the State of Delaware for the purpose of acquiring and operating various ski resorts, including Northstar-at-Tahoe (“Northstar”), Sierra-at-Tahoe (“Sierra”), Waterville Valley, Mt. Cranmore, Loon Mountain and the Summit at Snoqualmie (the “Summit”). Booth Creek also conducts certain real estate development activities, primarily at Northstar and Loon Mountain.

The consolidated financial statements include the accounts of Booth Creek and its subsidiaries (collectively referred to as the “Company”), all of which are wholly-owned. All significant intercompany transactions and balances have been eliminated.

Booth Creek is a wholly-owned subsidiary of Booth Creek Ski Group, Inc. (“Parent”).

Reporting Periods

The Company’s fiscal year ends on the Friday closest to October 31 of each year. Fiscal 2005, 2004 and 2003 were 52 week years.

Business and Principal Markets

Northstar is a year-round destination resort including ski and golf facilities. Sierra is a regional ski area which attracts both day and destination skiers. Both Northstar and Sierra are located near Lake Tahoe, California. Waterville Valley, Mt. Cranmore and Loon Mountain are regional ski resorts attracting both day and destination skiers, and are located in New Hampshire. The Summit is located in Northwest Washington and is a day ski resort.

Operations are highly seasonal at all locations with the majority of revenues realized during the ski season from late November through early April. The length of the ski season and the profitability of operations are significantly impacted by weather conditions. Although Northstar, Waterville Valley, Mt. Cranmore and Loon Mountain have snowmaking capacity to mitigate some of the effects of adverse weather conditions, abnormally warm weather, lack of adequate snowfall or other adverse weather conditions can materially affect revenues. Sierra and the Summit lack significant snowmaking capabilities but generally experience higher annual snowfall.

Other operational risks and uncertainties that face the Company include competitive pressures affecting the number of skier visits and ticket prices; the success of marketing efforts to maintain and increase skier visits; the possibility of equipment failure; and continued availability and cost of water supplies and energy sources for snowmaking and other operations.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

1.	Organization, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Inventories

Inventories are valued at the lower of cost (first-in, first-out method) or market. The components of inventories are as follows:

	October 28, 2005	October 29, 2004
	(In thousands)
Retail products	$1,929	$1,776
Supplies	285	375
Food and beverage	168	204

	$2,382	$2,355

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided on the straight-line method based upon the estimated service lives or capital lease terms, which are as follows:

Land improvements	20 years
Buildings and improvements	20 years
Lift equipment	15 years
Other machinery and equipment	3 to 15 years

Amortization of assets recorded under capital leases is included in depreciation expense.

Real Estate Activities

The Company capitalizes as real estate held for development and sale the original acquisition cost, direct construction and development costs, and other related costs. Property taxes, insurance and interest incurred on costs related to real estate under development are capitalized during periods in which activities necessary to prepare the property for its intended use are in progress. Land costs and other common costs incurred prior to construction are allocated to each land parcel benefited. Construction-related costs are allocated to individual units in each development phase using the relative sales value method. Selling expenses are charged against income in the period incurred. Interest capitalized on real estate development projects for the years ended October 28, 2005, October 29, 2004 and October 31, 2003 was $116,000, $18,000 and $135,000, respectively.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

1.	Organization, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Real Estate Activities (continued)

Sales and profits on real estate sales are recognized using the full accrual method at the point that the Company’s receivables from land sales are deemed collectible and the Company has no significant remaining obligations for construction or development, which typically occurs upon transfer of title. If such conditions are not met, the recognition of all or part of the sales and profit is postponed. The Company thoroughly evaluates the contractual agreements and underlying facts and circumstances relating to its real estate transactions, including the involvement of related parties, to determine the appropriate revenue recognition treatment of such transactions in accordance with Statement of Financial Accounting Standards No. 66, “Accounting for Sales of Real Estate,” and related pronouncements.

Long-Lived Assets

The Company evaluates potential impairment of its long-lived assets, including property and equipment and real estate held for development and sale, in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). Pursuant to SFAS No. 144, the Company periodically evaluates whether there are facts and circumstances that indicate potential impairment of its long-lived assets. If impairment indicators are present, the Company reviews the carrying value of its long-lived assets for recoverability. If the carrying amount of a long-lived asset exceeds its estimated future undiscounted net cash flows, an impairment charge is recognized for the amount by which the carrying value of the asset exceeds the fair value of the asset. During the year ended October 31, 2003, the Company recognized a noncash impairment charge of $350,000 for certain capitalized planning and design costs that were impaired. The $350,000 asset impairment charge is included in cost of sales - resort operations in the accompanying statement of operations for the year ended October 31, 2003. As of October 28, 2005 and October 29, 2004, the Company believes that there has not been any impairment of its long-lived assets.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

1.	Organization, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Goodwill

Pursuant to the requirements of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” the Company performs annual impairment tests for recorded goodwill. Based on the Company’s annual impairment tests, the Company did not identify any impairment of goodwill as of October 28, 2005 and October 29, 2004.

Fair Value of Financial Instruments

The fair value of amounts outstanding under the Company’s Credit Agreement and Note Purchase Agreement (Note 4) approximate book value, as the interest rate on such debt generally varies with changes in market interest rates.

Revenue Recognition – Resort Operations

Revenues from resort operations are generated from a wide variety of sources, including lift ticket sales, snow school lessons, equipment rentals, retail product sales, food and beverage operations, lodging and property management services and other recreational activities, and are recognized as services are provided and products are sold, and collectibility is assured. Sales of season passes are initially deferred in unearned revenue and recognized ratably over the expected ski season.

Contingencies and Related Accrual Estimates

The Company’s operations are affected by various contingencies, including commercial litigation, personal injury claims relating principally to snow sports activities, self-insured workers’ compensation matters and self-insured employee health and welfare arrangements. The Company performs periodic evaluations of these contingencies, and based on information provided by third-party claims administrators and other pertinent information, provides accruals for its best estimate of the eventual outcome of these matters in accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies.” These estimated liabilities are reviewed and appropriately adjusted as the facts and circumstances related to these contingencies change.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

1.	Organization, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Amortization

Deferred financing costs are being amortized over the estimated lives of the related obligations using the effective interest method.

Advertising Costs

The production cost of advertisements is expensed when the advertisement is initially released. The cost of professional services for advertisements, sales campaigns and promotions is expensed when the services are rendered. The cost of brochures and other winter marketing collateral is expensed over the ski season. Advertising expenses for the years ended October 28, 2005, October 29, 2004 and October 31, 2003 were $3,009,000, $3,501,000 and $3,737,000, respectively.

Income Taxes

Deferred income taxes are provided for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The Company is included in the federal and state tax returns of Parent. The provision for federal and state income tax is computed as if the Company filed separate consolidated income tax returns.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to the accompanying consolidated financial statements for prior years to conform to the presentation for the year ended October 28, 2005.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

2.	Property and Equipment

Property and equipment consist of the following:

	October 28, 2005	October 29, 2004
	(In thousands)
Land and improvements	$35,396	$32,699
Buildings and improvements	51,903	50,866
Lift equipment	46,050	45,464
Other machinery and equipment	66,092	61,761
Construction in progress	17,527	18,216

	216,968	209,006
Less accumulated depreciation and amortization	107,588	97,787

	$109,380	$111,219

3.	Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following:

	October 28, 2005	October 29, 2004
	(In thousands)
Accounts payable	$8,996	$7,226
Accrued compensation and benefits	3,952	3,279
Taxes other than income taxes	722	966
Interest	664	1,514
Other	5,877	5,065

	$20,211	$18,050

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

4.	Financing Arrangements

Long-Term Debt

Long-term debt consists of the following, which are described herein:

	October 28, 2005	October 29, 2004
	(In thousands)
First Lien Term Facility	$77,306	$—
Second Lien Term Facility	50,000	—
Capital leases and other debt	3,073	4,143
Term Facility	—	25,000
Senior Notes	—	80,175

Total long-term debt	130,379	109,318
Less current portion	2,031	28,233

Long-term debt	$128,348	$81,085

2005 Refinancing

On June 2, 2005, the Company entered into (i) a $107,500,000 First Lien Credit Agreement (the “Credit Agreement”) with certain lenders and General Electric Capital Corporation, as administrative agent and collateral agent, and (ii) a $50,000,000 Second Lien Note Purchase Agreement (the “Note Purchase Agreement”) with certain lenders and the Bank of New York, as administrative agent and collateral agent.

The Credit Agreement provides for (a) a $20,000,000 revolving credit facility (the “Revolving Facility”), (b) a $77,500,000 term loan facility (the “First Lien Term Facility”), (c) a $5,000,000 delayed draw term loan for certain planned capital expenditures at Northstar, which commitment is available to the Company between the closing date and December 31, 2006, and (d) a $5,000,000 delayed draw term loan for certain planned capital expenditures at Loon Mountain, which commitment is available to the Company between March 1, 2007 and December 31, 2007. Advances under the delayed draw term loans are each subject to certain conditions precedent. Subject to the terms of the Credit Agreement, the Company may, from time to time, borrow, repay and reborrow under the Revolving Facility. The Credit Agreement requires that the Company not have any borrowings under the Revolving Facility for a period of 30 consecutive days during the period from January 1 to April 30 of each year. The Credit Agreement permits the issuance of letters of credit in an amount not to exceed $5,000,000. The balance of outstanding letters of credit reduces the available borrowing capacity under the Revolving Facility. The First Lien Term Facility and the delayed draw term

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

4.	Financing Arrangements (continued)

2005 Refinancing (continued)

loans require principal payments of 1% per annum of the original balance of such loans, payable quarterly in arrears on the last day of each of January, April, July and October, commencing on July 31, 2005. Borrowings under the Credit Agreement are also subject to certain mandatory prepayment provisions relating to (x) certain specified real estate sales, (y) certain asset sales and casualty proceeds and (z) cumulative resort free cash flow (as defined in the Credit Agreement). The final maturity date of the Credit Agreement is May 31, 2011. Borrowings under the Credit Agreement bear interest, at the Company’s option, at either an adjusted Eurodollar rate or at an alternative base rate, plus an applicable margin. Under the terms of the Credit Agreement, the applicable margin is equal to 4.5% per annum for Eurodollar rate loans and 3.5% per annum for alternative base rate loans. Borrowings outstanding under the Revolving Facility and First Lien Term Facility as of October 28, 2005 bore interest at weighted average annual rates of 8.87% and 8.63%, respectively, pursuant to elections under both the Eurodollar and alternative base rate options.

The indebtedness of the Company under the Credit Agreement is guaranteed by all of its subsidiaries, except for a newly formed subsidiary of the Company (“Northstar Village Sub”) which is permitted to undertake the acquisition and operation of certain commercial space in the new village at Northstar. Booth Creek’s and the guarantors’ obligations under the Credit Agreement are secured by a first-priority security interest in substantially all of the assets of the Company and such guarantors.

The Note Purchase Agreement provides for a $50,000,000 second lien term facility (the “Second Lien Term Facility”), which matures on May 31, 2012. There are no scheduled principal payments under the Second Lien Term Facility. Borrowings under the Note Purchase Agreement bear interest, at the Company’s option, at either an adjusted Eurodollar rate or at an alternative base rate, plus an applicable margin. Under the terms of the Note Purchase Agreement, the applicable margin is equal to 8.5% per annum for Eurodollar rate loans and 7.5% per annum for alternative base rate loans. The Note Purchase Agreement also permits the Company to pay up to 50% of the accrued interest under the Second Lien Term Facility in kind during the period from the closing date through the three year and six month anniversary of the closing date. In such case, the applicable margin is equal to 14% per annum for Eurodollar rate loans and 13% per annum for alternative base rate loans. Borrowings outstanding under the Second Lien Term Facility as of October 28, 2005 bore interest at 12.62% pursuant to an election under the Eurodollar option.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

4.	Financing Arrangements (continued)

2005 Refinancing (continued)

The indebtedness of the Company under the Note Purchase Agreement is guaranteed by all of its subsidiaries, except for Northstar Village Sub. The Company’s and the guarantors’ obligations under the Note Purchase Agreement are secured by a second-priority security interest in substantially all of the assets of the Company and such guarantors. Collateral matters between the lenders under the Credit Agreement and the lenders under the Note Purchase Agreement are governed by an intercreditor agreement.

The Credit Agreement and Note Purchase Agreement contain affirmative and negative covenants customary for such types of facilities, including maintaining a minimum level of EBITDA; maintaining a minimum level of asset value; limitations on indebtedness, capital expenditures, investments and spending on real estate projects; limitations on dividends and other distributions; and other restrictive covenants pertaining to the operation and management of the Company and its subsidiaries. The agreements also contain events of default customary for such financings, including but not limited to nonpayment of principal, interest, fees or other amounts when due; breach of representations or warranties in any material respect when made; breach of covenants; cross default and cross acceleration of other indebtedness; dissolution, insolvency and bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of the guarantees, security documents or intercreditor agreement; changes in control; and loss of material licenses, approvals or permits. The Company was in compliance with the covenants and other terms and conditions under the Credit Agreement and Note Purchase Agreement as of October 28, 2005.

Borrowings of $77,500,000 and $50,000,000 under the First Lien Term Facility and Second Lien Term Facility, together with closing date advances of $500,000 under the Revolving Facility, were utilized (i) to retire outstanding principal of $16,000,000 in revolver borrowings under the Company’s Amended and Restated Credit Agreement dated March 15, 2002 (the “Senior Credit Facility”), (ii) to retire outstanding principal of $23,750,000 in term borrowings (the “Term Facility”) under the Senior Credit Facility, (iii) to pay accrued interest, fees and expenses of $400,000 under the Senior credit Facility, (iv) to retire outstanding principal of $80,175,000 under the Company’s 12.5% senior notes due March 15, 2007 (the “Senior Notes”), together with accrued interest of $2,171,000, (v) to pay fees and expenses associated with the refinancing transaction, and (vi) for other general corporate purposes. In connection with the retirement of the Senior Notes, the Company recognized a loss on early retirement of debt of $889,000 due principally to the write-off of unamortized deferred financing costs.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

4.	Financing Arrangements (continued)

Capital Leases and Other Debt

During the year ended October 29, 2004, the Company entered into purchase commitments for the construction of detachable quad chairlifts at Northstar and Loon Mountain for a total cost of $7,109,000. The Company also obtained a commitment to finance the lifts under operating lease arrangements. During the years ended October 28, 2005 and October 29, 2004, lift construction progress payments of $5,420,000 and $1,689,000, respectively, were funded by the leasing company pursuant to interim financing arrangements entered into in contemplation of the intended operating lease financing. Under generally accepted accounting principles, the interim fundings were initially reflected as a component of property and equipment and current portion of long-term debt in the Company’s consolidated balance sheets. In December 2004, the capital expenditures and debt associated with the interim fundings were removed from the Company’s consolidated balance sheet in conjunction with the origination of the permanent operating lease financing transactions for the two lifts.

Other debt of $3,073,000 and $4,143,000 at October 28, 2005 and October 29, 2004, respectively, consists of various capital lease obligations, notes payable and amounts owed under interim financing arrangements for the lift projects at Northstar and Loon Mountain.

For the years ended October 28, 2005, October 29, 2004 and October 31, 2003, the Company entered into long-term debt and capital lease obligations of $3,226,000, $3,371,000 and $890,000, respectively, for the purchase of equipment.

During the years ended October 28, 2005, October 29, 2004 and October 31, 2003, the Company paid cash for interest costs of $13,629,000, $11,912,000 and $12,784,000, respectively, net of amounts capitalized of $379,000, $18,000 and $135,000, respectively.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

4.	Financing Arrangements (continued)

Capital Leases and Other Debt (continued)

As of October 28, 2005, the maturities of long-term debt were as follows:

Year ending October	(In thousands)
2006	$2,031
2007	1,872
2008	1,495
2009	775
2010	775
Thereafter	123,431

Total long-term debt	130,379

Less current portion	2,031

Long-term debt	$128,348

Interest Rate Swap Arrangement

On September 2, 2005, the Company entered into an interest rate swap arrangement with a bank. Pursuant to the arrangement, the Company will receive payments at the rate of three month LIBOR in exchange for the obligation to pay a fixed rate of interest at 4.43%. The notional principal amount for the interest rate swap arrangement is $65,000,000 through the term of the arrangement, which expires on October 31, 2009. The interest rate swap arrangement is designed to partially limit the Company’s exposure to the effects of rising interest rates with respect to borrowings outstanding under the First Lien Term Facility and Second Lien Term Facility. This arrangement is accounted for at fair value, with fluctuations recorded through the statement of operations. As of October 28, 2005, the fair value of the arrangement was $779,000, which has been reflected as a component of other assets and gain on interest rate swap arrangement in the accompanying consolidated financial statements.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

5.	Commitments and Contingencies

Lease Commitments

The Company leases certain machinery, equipment and facilities under operating leases. Aggregate future minimum lease payments as of October 28, 2005 were as follows:

Year ending October	(In thousands)
2006	$2,159
2007	1,792
2008	1,639
2009	1,592
2010	1,586
Thereafter	2,956

$11,724

Total rent expense for all operating leases amounted to $2,770,000, $1,795,000 and $1,669,000 for the years ended October 28, 2005, October 29, 2004 and October 31, 2003, respectively.

The Company leases certain machinery and equipment under capital leases. Aggregate future minimum lease payments as of October 28, 2005 for the years ending October 2006, October 2007 and October 2008 were $1,414,000, $1,181,000 and $740,000, respectively. The cost of equipment recorded under capital leases at October 28, 2005 and October 29, 2004 was $4,375,000 and $4,949,000, respectively, and the related accumulated depreciation at such dates was $1,548,000 and $2,852,000, respectively.

In addition, the Company leases property from the United States Forest Service under Term Special Use Permits for all or certain portions of the operations of Sierra, Waterville Valley, Loon Mountain and the Summit. These leases are effective through 2039, 2034, 2042 and 2032, respectively. Lease payments are based on a percentage of revenues, and were $1,001,000, $1,117,000 and $1,053,000 for the years ended October 28, 2005, October 29, 2004 and October 31, 2003, respectively.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

5.	Commitments and Contingencies (continued)

Other Commitments

Firm commitments for future capital expenditures, which include commitments resulting from firm purchase orders, contracts and other formal agreements, totaled approximately $14,900,000 at October 28, 2005.

In connection with certain single family real estate development projects at Northstar and certain other aspects of its operations, the Company has arranged for surety bonds from third-party surety bonding companies or letters of credit from financial institutions. The aggregate amount of surety bonds and letters of credit in place at October 28, 2005 were $1,343,000 and $184,000, respectively. Under the terms of the Credit Agreement, the letters of credit in the amount of $184,000 reduce the Company’s borrowing capacity under the Revolving Facility.

Litigation

The nature of the ski industry includes the risk of skier injuries. Generally, the Company has insurance to cover potential claims; in some cases the amounts of the claims may be substantial. The Company is also involved in a number of other claims arising from its operations.

Management, in consultation with legal counsel, believes resolution of these claims will not have a material adverse impact on the Company’s consolidated financial position, results of operations or cash flows.

Pledge of Stock

As of October 28, 2005, the stock of the Company was pledged to secure approximately $148,700,000 of indebtedness of Parent.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

6.	Income Taxes

The difference between the statutory federal income tax rate and the effective tax rate is attributable to the following:

	Year ended
	October 28, 2005	October 29, 2004	October 31, 2003
	(In thousands)
Tax benefit computed at federal statutory rate of 35% of pre-tax loss	$4,706	$641	$1,876

Net change in valuation allowance	(6,027)	(606)	(2,090)

Other, net	1,321	(35)	214

	$—	$—	$—

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	October 28, 2005	October 29, 2004
	(In thousands)
Deferred tax assets:
Accruals	$1,014	$1,067
Alternative minimum tax credit carryforwards	352	352
Net operating loss carryforwards	47,556	43,361

Total deferred tax assets	48,922	44,780
Deferred tax liabilities:
Property and equipment	(14,450)	(16,919)
Goodwill	(2,264)	(1,680)

Total deferred tax liabilities	(16,714)	(18,599)

Net deferred tax assets	32,208	26,181
Valuation allowance	(32,208)	(26,181)

Net deferred tax assets reflected in the accompanying consolidated balance sheets	$—	$—

At October 28, 2005, the Company has net operating loss carryforwards of approximately $130,000,000 for federal income tax reporting purposes, which expire between 2012 and 2025.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

7.	Real Estate Transactions

Sale of South Mountain Real Estate at Loon Mountain

On April 18, 2005, Loon Mountain Recreation Corporation (“LMRC”) and Loon Realty Corp. (“Loon Realty”, and together with LMRC, “Seller”), wholly-owned subsidiaries of the Company, entered into a Real Estate Purchase and Sale Contract (the “Centex Agreement”) with Centex Homes (“Purchaser”) for the purchase and sale of certain development real estate (the “Property”) located proximate to the Loon Mountain ski area (the “Loon Mountain Ski Area”). The Property consists of approximately 338 acres of land and related development rights, which is anticipated to be sold in two phases.

The first phase (“First Phase”) consists of approximately 48 acres of land and related development rights, which are intended to be developed into a minimum of 65 single-family lots and associated subdivision improvements. The second phase (“Second Phase”) consists of approximately 290 acres of land and related development rights, which are intended to be developed into approximately 835 multi-family units and/or single-family lots, 45,000 square feet of commercial and retail space, certain community amenities serving the First Phase and Second Phase and associated subdivision improvements.

On October 3, 2005, Purchaser and Seller consummated the sale of the First Phase property. In connection therewith, the Company recognized real estate revenues of $7,047,000, which consisted of (i) the non-refundable cash purchase price for the First Phase of $6,741,000, and (ii) other consideration in the amount of $306,000 representing Purchaser’s obligation to reimburse LMRC for certain future expenditures. The Company also recognized cost of sales of $1,408,000, which consisted of existing land basis and development costs, brokers’ commissions and other customary closing costs and expenses.

The purchase price for the Second Phase is $21,259,000 plus interest at a rate of 8% per annum from July 15, 2005 to the date of the Second Phase closing, less brokers’ commissions of $1,025,000 to be paid by Seller and other typical closing costs. The closing for the Second Phase, which is expected to occur on or before July 15, 2006, is subject to various closing conditions, including (i) approval of a planned phased development consistent with the intended use of the Second Phase, (ii) receipt of state and local site specific permits and approvals for at least 250 multi-family and/or single-family housing units, (iii) receipt of utility “will serve” letters for the Second Phase, (iv) the delivery by Seller of security in form and substance reasonably satisfactory to Purchaser which guarantees or otherwise provides reasonable assurance of the completion of the South Mountain Expansion as described below, and (v) other customary closing conditions.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

7.	Real Estate Transactions (continued)

Sale of South Mountain Real Estate at Loon Mountain (continued)

Purchaser and Seller have entered into an Operating Agreement dated October 3, 2005 (the “Operating Agreement”) which addresses various aspects of the mutual development of the Property and the Loon Mountain Ski Area and associated operational matters. A key aspect of the Operating Agreement is the requirement of Seller, conditioned upon the closing of the Second Phase and certain other matters, to construct and install, on or before certain specified dates commencing in 2007, certain ski lifts, trails and related snowmaking infrastructure on South Mountain (the “South Mountain Expansion”), which is adjacent to the existing Loon Mountain Ski Area and the Property. The preliminary estimate of the capital expenditures associated with such improvements is approximately $10,000,000, a meaningful portion of which the Company may intend to finance under delayed draw term loan commitments under the Credit Agreement.

See Note 11 herein for a discussion of the status of the sale of the Second Phase and certain amendments to the Centex Agreement and Operating Agreement during 2006.

Sale of Non-strategic Development Parcels at Loon Mountain

During the years ended October 28, 2005 and October 29, 2004, the Company sold certain non-strategic development parcels and single family lots at Loon Mountain in several transactions for aggregate cash sales prices of $85,000 and $1,436,000, respectively, which have been reflected as real estate revenues for such periods.

Sale of Unit 7A Single Family Lots

In March 2003, Trimont Land Company (“TLC”), the owner and operator of Northstar and a wholly-owned subsidiary of the Company, launched the sale of the Unit 7A subdivision at Northstar, which consists of 15 ski-in/ski-out single family lots. As of October 31, 2003, TLC closed escrow on 12 of the lots and recognized real estate revenues of $9,184,000 during the year ended October 31, 2003. TLC closed escrow on the three remaining lots in December 2003 for an aggregate sales price of $2,798,000, which is reflected as real estate revenues in the year ended October 29, 2004.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

7.	Real Estate Transactions (continued)

Sale of Development Real Estate to a Related Party

On September 22, 2000, TLC and Trimont Land Holdings, Inc. (“TLH”), a wholly-owned subsidiary of Parent and affiliate of the Company, entered into an Agreement for Purchase and Sale of Real Property (the “Northstar Real Estate Agreement”) pursuant to which TLC agreed to sell to TLH certain development real estate consisting of approximately 550 acres of land located at Northstar (the “Development Real Estate”) for a total purchase price of $27,600,000, of which 85% was payable in cash and 15% was payable in the form of convertible secured subordinated promissory notes. The purchase price was based on an appraisal obtained from an independent third party appraiser. Concurrently therewith, TLC and TLH consummated the sale of the initial land parcels contemplated by the Northstar Real Estate Agreement, and TLC transferred the bulk of the Development Real Estate to TLH for a total purchase price of $21,000,000, of which $17,850,000, or 85%, was paid in cash and $3,150,000, or 15%, was paid in the form of a convertible secured subordinated promissory note (the “Convertible Secured Note”).

In connection with the execution of the Northstar Real Estate Agreement, TLH and an unrelated third party entered into a joint venture agreement (the “East West Joint Venture”) providing for the development of the property purchased by TLH and subsequently transferred to the East West Joint Venture.

In accordance with accounting principles generally accepted in the United States for real estate transactions, during 2000 the Company recorded revenues for the sale of the initial land parcels to the extent of cash received by TLC. The Company obtained an opinion from an independent firm qualified and experienced in the subject matter of the transaction that the terms of the sale of Development Real Estate were fair and reasonable to the Company and TLC and at least as favorable as the terms which could have been obtained in a comparable transaction made on an arms-length basis between unaffiliated parties.

During the year ended November 1, 2002, TLH paid $5,610,000 to TLC, which represented the cash portion of the $6,600,000 purchase price for the remaining Development Real Estate subject to the Northstar Real Estate Agreement. The $5,610,000 payment had been deferred as a deposit liability as of October 31, 2003 pending the consummation of the sale of the remaining Development Real Estate under the Northstar Real Estate Agreement. In December 2003, TLC completed the subdivision of the remaining Development Real Estate and transferred such real estate to TLH. Accordingly, TLC relieved the existing $5,610,000 deposit liability and recognized real estate revenues of $5,610,000 for this transaction during the year ended October 29, 2004. Additionally, the Convertible Secured Note was increased by $990,000 for the 15% noncash portion of the consideration for the remaining Development Real Estate.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

7.	Real Estate Transactions (continued)

Sale of Development Real Estate to a Related Party (continued)

In June 2005, TLC and TLH agreed, as permitted by the Credit Agreement and Note Purchase Agreement, to cancel the Convertible Secured Note. The cancellation of the Convertible Secured Note had no effect on the financial statements of TLC or the Company, as the Company was intending to recognize revenues, profits and interest on the portion of the sales price represented by the Convertible Secured Note as collections were made, and the balance of the Convertible Secured Note was fully offset by deferred revenue prior to its cancellation.

As part of the East West Joint Venture’s development activities within the village at Northstar, certain existing facilities of TLC were dismantled during the year ended October 29, 2004 in order to permit the construction of the planned village expansion. The East West Joint Venture is obligated to provide TLC with replacement space for the facilities which were dismantled. As this transaction constitutes an exchange of a productive asset not held for sale in the ordinary course of business for an equivalent interest in a similar productive asset, no gain or loss was recognized for this exchange. Under generally accepted accounting principles, the carrying value of the existing facilities of $2,343,000 will become the accounting basis for the replacement space to be provided. The estimated fair value of the replacement space to be provided by the East West Joint Venture is approximately $2,700,000. In addition, as of October 29, 2004, the Company had a receivable from the East West Joint Venture of $800,000 for certain reimbursable costs and expenses, which was collected in March 2005.

8.	Management Agreement with Related Party

On May 26, 2000, the Company and Parent entered into an Amended and Restated Management Agreement (the “Management Agreement”) with Booth Creek Management Corporation (the “Management Company”) pursuant to which the Management Company agreed to provide Parent, Booth Creek and its subsidiaries with management advice with respect to, among other things, (i) formulation and implementation of financial, marketing and operating strategies, (ii) development of business plans and policies, (iii) corporate finance matters, including acquisitions, divestitures, debt and equity financings and capital expenditures, (iv) administrative and operating matters, including unified management of the Company’s ski resorts, (v) research, marketing and promotion, and (vi) other general business matters. The Company’s Chairman and Chief Executive Officer is the sole shareholder, sole director and Chief Executive Officer of the Management Company.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

8.	Management Agreement with Related Party (continued)

Under the terms of the Management Agreement, Parent and the Company provide customary indemnification, reimburse certain costs and pay the Management Company an annual management fee of $100,000, plus a discretionary operating bonus. Management fees and reimbursable expenses incurred by the Company during the years ended October 28, 2005, October 29, 2004 and October 31, 2003 were $75,000 per year.

9.	Employee Benefit Plan

The Company maintains a defined contribution retirement plan (the “Plan”), qualified under Section 401(k) of the Internal Revenue Code, for certain eligible employees. Pursuant to the Plan, eligible employees may contribute a portion of their compensation, subject to a maximum amount per year as specified by law. The Company provides a matching contribution based on specified percentages of amounts contributed by participants. The Company’s contribution expense for the years ended October 28, 2005, October 29, 2004 and October 31, 2003 was $658,000, $661,000 and $607,000, respectively.

10.	Business Segments

The Company currently operates in two business segments, resort operations and real estate and other. The Company’s resort operations segment is currently comprised of six ski resort complexes, which provide lift access, snow school lessons, retail, equipment rental, food and beverage offerings, lodging and property management services and ancillary products and services. The real estate and other segment is primarily engaged in the development and sale of real estate at Northstar and Loon Mountain and the harvesting of timber rights. Given the distinctive nature of their respective products, these segments are managed separately. Data by segment is as follows:

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

10.	Business Segments (continued)

	Year ended
	October 28, 2005	October 29, 2004	October 31, 2003
	(In thousands)
Revenue:
Resort operations	$99,445	$105,377	$104,963
Real estate and other	7,522	10,033	10,084

	$106,967	$115,410	$115,047

Depreciation, depletion and noncash cost of real estate sales:
Resort operations	$14,327	$13,848	$15,639
Real estate and other	1,362	2,388	4,611

	$15,689	$16,236	$20,250

Selling, general and administrative expense:
Resort operations	$23,144	$22,149	$20,692
Real estate and other	1,734	1,042	1,371

	$24,878	$23,191	$22,063

Operating income (loss):
Resort operations	$(1,597)	$5,403	$4,663
Real estate and other	3,574	6,034	3,142

	$1,977	$11,437	$7,805

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

10.	Business Segments (continued)

A reconciliation of combined operating income for resort operations and real estate and other to consolidated net loss is as follows:

	Year ended
	October 28, 2005	October 29, 2004	October 31, 2003
	(In thousands)
Operating income for reportable segments	$1,977	$11,437	$7,805
Interest expense	(12,779)	(12,071)	(12,492)

Amortization of deferred financing costs	(2,655)	(1,195)	(1,140)
Gain (loss) on early retirement of debt	(889)	—	506

Gain on interest rate swap arrangement	779	—	—

Other income (expense)	121	(2)	(40)

Net loss	$(13,446)	$(1,831)	$(5,361)

Capital expenditures by segment and segment assets were as follows:

	Year ended
	October 28, 2005	October 29, 2004	October 31, 2003
	(In thousands)
Capital expenditures:
Resort operations	$11,151	$11,013	$6,445
Real estate and other	1,754	1,754	2,745

	$12,905	$12,767	$9,190

	October 28, 2005	October 29, 2004

Segment assets:
Resort operations	$138,267	$139,686
Real estate and other	10,578	9,789
Corporate and other nonidentifiable assets	11,196	5,990

	$160,041	$155,465

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

11.	Subsequent Events

May 2006 Credit Agreement and Note Purchase Agreement Amendment and Waiver

During the first part of the 2005/06 ski season, the Company experienced certain adverse weather conditions at its resorts, including heavy rains and flooding at its Lake Tahoe resorts over the Christmas/New Year’s holiday period and rain and high winds at its New Hampshire resorts during the Martin Luther King weekend. These weather conditions during key holiday periods negatively impacted the Company’s operating results for the first fiscal quarter of 2006. As a result, the Company did not achieve the minimum EBITDA requirement under the Credit Agreement and Note Purchase Agreement for the first fiscal quarter of 2006. On May 10, 2006, the Company entered into a First Amendment and Waiver (the “First Amendment and Waiver”) with the agents and lenders under each of the Credit Agreement and the Note Purchase Agreement which (i) waived the breach of covenant and event of default resulting from the Company’s failure to achieve the minimum EBITDA requirement for the first fiscal quarter of 2006, (ii) modified the level of the minimum EBITDA covenant for certain periods following the first fiscal quarter of 2006, (iii) required a capital contribution of $3,500,000 into the Company, which was made concurrently with the First Amendment and Waiver, and (iv) modified certain other terms and conditions of the Credit Agreement and Note Purchase Agreement. The Company was in compliance with the terms, conditions and covenants under the Credit Agreement and Note Purchase Agreement for the second and third fiscal quarters of 2006.

Other Changes in Capitalization

On July 5, 2006, the Company borrowed $5,000,000 under the Credit Agreement pursuant to the terms of a delayed draw feature (the “CapEx A Term Loan”). The proceeds of the CapEx A Term Loan, together with capital contributions of Parent of $4,000,000 and $1,000,000 made on July 14, 2006 and August 18, 2006, respectively, will be utilized by the Company to fund certain expansion capital projects at Northstar.

Amendments to Centex Agreement and Operating Agreement and Sale of Second Phase Property at Loon Mountain

In anticipation of the sale of the Second Phase property at Loon Mountain (Note 7), Seller and Purchaser entered into amendments to the Centex Agreement and Operating Agreement which principally provided for (i) a $5,000,000 reduction in the purchase price for the Second Phase property from $21,259,000 to $16,259,000, (ii) a new obligation of Purchaser to make a payment (the “Centex Ski Infrastructure Payment”) on or before April 2, 2007 in the amount of $5,000,000 plus interest at a rate of 8% per annum from the Second Phase closing to defray a portion of the costs to be

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

11.	Subsequent Events (continued)

Amendments to Centex Agreement and Operating Agreement and Sale of Second Phase Property at Loon Mountain (continued)

incurred by LMRC in connection with certain components of the South Mountain Expansion, and (iii) the condition that LMRC’s obligations for certain portions of the South Mountain Expansion are contingent upon LMRC’s receipt of the Centex Ski Infrastructure Payment. The Company also obtained amendments to the Credit Agreement and Note Purchase Agreement which permitted the amendments to the Centex Agreement and Operating Agreement and provided for a mandatory prepayment of the First Lien Term Facility in the amount of $8,600,000 from the net proceeds of the sale of the Second Phase property. On August 25, 2006, Seller and Purchaser consummated the sale and transfer of the Second Phase property in accordance with the amended terms of the Centex Agreement and the related amendments to the Credit Agreement and Note Purchase Agreement.

Minimum EBITDA Covenant Violation Under the Credit Agreement for the Trailing Twelve Month Period Ended October 27, 2006

Due principally to temporary disruption from significant real estate infrastructure development at Northstar, which negatively impacted customer visitation and related lodging, retail, food and beverage, golf and mountain biking operations at the resort during the summer season of 2006, the Company determined that it will not achieve the minimum EBITDA covenant under the Credit Agreement for the trailing twelve month period ended October 27, 2006. The Company determined that it will satisfy the minimum EBITDA covenant for such period under the Note Purchase Agreement. However, in the event amounts due under the Credit Agreement are called by the lenders, the amounts due under the Note Purchase Agreement would also become callable by the lenders under cross default provisions in the Note Purchase Agreement. The Credit Agreement permits the Company to cure a breach of the minimum EBITDA covenant for this period through a capital contribution from its Parent in an amount sufficient to alleviate the EBITDA shortfall. Alternatively, the Company could potentially pursue another form of cure or waiver of the covenant breach from the lenders under the Credit Agreement. The Company is presently evaluating its options in this regard. However, no assurances can be given with respect to the outcome of this matter. Further, as discussed below, the Company’s Parent is pursuing a strategic transaction which, if consummated, would result in the extinguishment of all amounts outstanding under the Credit Agreement and Note Purchase Agreement.

Pending Strategic Transactions

On December 1, 2006, Parent and the Company entered into a Securities Purchase Agreement (the “SPA”) with Booth Creek Resort Properties LLC (“BCRP”), a newly formed entity owned and controlled by the Chairman and Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer of Parent and the Company and one other investor. Pursuant to the SPA, it is contemplated that BCRP would acquire the stock of the Company and the stock and membership interests of certain other entities owned by Parent. Parent will retain its interest in TLH and certain unsold single family lots at Northstar generally known as the Retreat subdivision. The purchase price under the SPA is $180,000,000 plus the assumption of indebtedness of approximately $5,600,000, and is subject to certain purchase price adjustments relating to (i) working capital and unearned revenue balances at the closing, (ii) the extent of capital expenditures funded by the Company prior to closing, (iii) holdbacks for remaining infrastructure for certain real estate projects, and (iv) reimbursement to Parent of the EBITDA losses of the divested entities and certain interest costs for the period from October 28, 2006 to closing. In connection with the closing under the SPA, a portion of the proceeds of the sale will be used to retire all amounts outstanding under the Credit Agreement and Note Purchase Agreement, as well as to retire certain capital lease obligations and operating lease commitments.

Booth Creek Ski Holdings, Inc.

Notes to Consolidated Financial Statements (continued)

11.	Subsequent Events (continued)

Concurrently with the execution of the SPA, BCRP, certain subsidiaries of the Company and an affiliate of CNL Income Properties, Inc. (“CNL”) entered into an Asset Purchase Agreement (the “APA”) for the sale of substantially all of the resort operating assets of Northstar, Sierra, Loon Mountain and the Summit (the “Acquired Properties”) to CNL for a purchase price of $170,000,000, subject to certain purchase price adjustments. CNL has also committed to provide loans in the aggregate amount of $12,000,000 secured by certain other assets BCRP will be acquiring under the SPA, including (i) the Waterville Valley ski resort, (ii) the Mount Cranmore ski resort and related development real estate, and (iii) certain single family development real estate at Northstar generally known as the Porcupine Hill Estates subdivision.

In connection with CNL’s purchase of the Acquired Properties from BCRP, it is anticipated that CNL will lease such resort operating assets on a long-term, triple net basis to tenant subsidiaries of BCRP and the Company. Also as part of the transactions described above, CNL has committed to (i) provide funding for future capital expenditures primarily at Northstar and Loon Mountain in the aggregate amount of $28,700,000, and (ii) to take assignment of TLH’s obligation to acquire certain commercial real estate at Northstar, and to lease such real estate to an affiliate of the Company on a long-term triple net basis.

The parties to the SPA and APA presently expect to consummate the transactions described above on or prior to December 20, 2006. However, all of these transactions are subject to the fulfillment of certain conditions. There can be no assurance that any or all of these conditions will be satisfied and that these transactions will ultimately be consummated.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL INFORMATION

The accompanying Unaudited Pro Forma Consolidated Balance Sheet of CNL Income Properties, Inc. (the “Company”) is presented as if the acquisitions described in Note (b) had occurred on September 30, 2006.

The following Unaudited Pro Forma Consolidated Statements of Operations are presented for the nine months ended September 30, 2006 and for the year ended December 31, 2005 (the “Pro Forma Periods”), and include certain pro forma adjustments to illustrate the estimated effect of the transactions described in the notes to the pro forma financial statements as if they had occurred on January 1, 2005.

This pro forma consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company’s financial results or condition if the various events and transactions reflected herein had occurred on the dates or been in effect during the periods indicated. This pro forma consolidated financial information should not be viewed as indicative of the Company’s financial results or conditions in the future.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2006

	Historical (a)	Pro Forma Adjustments		Pro Forma
ASSETS

Real estate investment properties under operating leases, net	$148,881,005	$384,819,134	(b)	$533,700,139
Investment in unconsolidated entities	178,177,539	9,465,244	(b)	187,642,783
Mortgages and other notes receivable	54,139,185	12,480,000	(b)	66,619,185
Cash	176,685,210	205,393,552	(c)	—
		(382,078,762	)(d)
Restricted cash	619,703	—		619,703
Short-term investment	8,000,000	—		8,000,000
Accounts and other receivables	2,250,532	—		2,250,532
Distributions receivable from unconsolidated entities	2,940,660	—		2,940,660
Prepaid expenses and other assets	11,150,555	7,082,536	(c)	2,716,475
		(15,516,616	)(b)

Total Assets	$582,844,389	$221,645,088		$804,489,477

LIABILITIES AND STOCKHOLDERS’ EQUITY

Due to affiliates	$9,354,008	$—		$9,354,008
Line of credit	8,396,184	—		8,396,184
Notes payable	6,837,892	—		6,837,892
Security deposits	3,050,449	9,169,000	(e)	12,219,449
Accounts payable and accrued expenses	1,113,524	—		1,113,524

Total Liabilities	28,752,057	9,169,000		37,921,057

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, $.01 par value per share
200 million shares authorized and unissued	—	—		—
Excess shares, $.01 par value per share
120 million shares authorized and unissued	—	—		—
Common stock, $.01 par value per share
One billion shares authorized at September 30, 2006
65,216,726 shares issued and 65,069,731 shares outstanding (historical)
88,825,180 shares issued and 88,678,185 shares outstanding (pro forma basis)	650,697	236,084	(c)	886,781
Capital in excess of par value	565,796,837	212,240,004	(c)	778,036,841
Accumulated earnings	20,795,843	—		20,795,843
Accumulated distributions	(32,759,455)	—		(32,759,455)
Accumulated other comprehensive loss	(391,590)	—		(391,590)

	554,092,332	212,476,088		766,568,420

Total Liabilities and Stockholders’ Equity	$582,844,389	$221,645,088		$804,489,477

See accompanying notes to unaudited pro forma consolidated financial statements

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

	Historical (1)	Pro Forma Adjustments		Pro Forma Results
Revenues:
Rental income from operating leases	$6,785,961	$32,473,517	(2)	$40,799,481
		1,540,003	(3)
FF&E reserve income	743,181	7,055,631	(4)	7,798,812
Interest income on mortgages and other notes receivable	3,955,014	1,153,674	(5)	5,108,688

	11,484,156	42,222,825		53,706,981

Expenses:
Asset management fee to advisor	3,634,063	3,555,937	(6)	7,190,000
General and administrative	4,407,073	1,540,003	(3)	5,947,076
Depreciation and amortization	3,718,961	14,586,975	(7)	18,305,936

	11,760,097	19,682,915		31,443,012

Operating income (loss)	(275,941)	22,539,910		22,263,969

Other income (expense):
Interest and other income	4,941,469	(4,887,419	)(8)	54,050
Interest expense and loan cost amortization	(419,601)	(294,381	)(9)	(713,982)
Equity in earnings of unconsolidated entities	10,649,748	(597,906	)(10)	9,950,883
		(69,459	)(12)
		(31,500	)(13)

Total other income	15,171,616	(5,880,665)		9,290,951

Net income	$14,895,675	$16,659,245		$31,554,920

Earnings Per Share of Common Stock (Basic and Diluted)	$0.28			$0.36

Weighted Average Number of Shares of Common	53,077,692	(14)		88,678,185

See accompanying notes to unaudited pro forma consolidated financial statements

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005

	Historical (1)	Pro Forma Adjustments		Pro Forma Results
Revenues:
Rental income from operating leases	$101,134	$51,047,964	(2)	$53,718,438
		2,569,340	(3)
FF&E reserve income	10,532	9,376,949	(4)	9,387,481
Interest income on mortgages and other notes receivable	115,000	1,445,104	(5)	1,560,104

	226,666	64,439,357		64,666,023

Expenses:
Asset management fee to advisor	2,558,973	6,725,337	(6)	9,284,310
General and administrative	2,614,239	2,569,340	(3)	5,183,579
Depreciation and amortization	37,224	24,252,368	(7)	24,289,592

	5,210,436	33,547,045		38,757,481

Operating income (loss)	(4,983,770)	30,892,312		25,908,542

Other income (expense):
Interest and other income	1,346,505	(1,322,214	)(8)	24,291
Interest expense and loan cost amortization	(69,145)	(392,555	)(9)	(461,700)
Equity in earnings of unconsolidated entities	10,289,841	754,660	(10)	12,055,436
		1,307,987	(11)
		(92,612	)(12)
		(204,440	)(13)

Total other income	11,567,201	50,826		11,618,027

Net income	$6,583,431	$30,943,138		$37,526,569

Earnings Per Share of Common Stock (Basic and Diluted)	$0.33			$0.42

Weighted Average Number of Shares of Common Stock Outstanding (Basic and Diluted)	19,795,649		(14)	88,678,185

See accompanying notes to unaudited pro forma consolidated financial statements

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Balance Sheet:

(a)	Reflects the Company’s historical balance sheet as of September 30, 2006.

(b)	Represents the Company’s pending and completed property acquisitions subsequent to September 30, 2006:

Properties	Purchase Price	Closing Cost	Acquisition Fees	Total
Valencia & Talega (i)	$57,533,000	$171,396	$2,301,320	$60,005,716
Weston Hills (ii)	35,000,000	388,426	1,400,000	36,788,426
Family Entertainment Centers (iii)	35,222,000	516,325	1,408,880	37,147,205
EAGL Golf (iv)	47,124,000	688,827	1,884,960	49,697,787
Booth Creek Ski (v)	192,000,000	1,500,000	7,680,000	201,180,000

Total	$366,879,000	$3,264,974	$14,675,160	$384,819,134

FOOTNOTES:

(i)	On October 16, 2006, the Company acquired the Valencia Country Club, in Santa Clarita, California, and the Talega Golf Club, in San Clemente, California, from Heritage Golf Group, LLC (“Heritage Golf”) for an aggregate purchase price of approximately $57.5 million. The Company leased the properties to Heritage Golf Master Lease, LLC, an entity formed by Heritage Golf to operate the golf courses under a triple-net lease with an initial term of 20 years and six five-year renewal options. The pro forma adjustment represents the total cost of approximately $60.0 million including closing costs of $171,396 and the reclassification of certain acquisition fees of approximately $2.3 million that were previously capitalized in other assets. Pursuant to the stock purchase agreement, Heritage Golf may receive supplemental purchase price payments of up to $8.6 million in aggregate, for both properties, if the properties achieve certain financial performance goals in fiscal year 2009.
(ii)	On October 16, 2006, the Company acquired the Weston Hills Country Club, in Weston, Florida from WHCC, LLC for a purchase price of $35.0 million. The Company leased the property to an existing subsidiary of Heritage Golf under a triple-net lease with an initial term of 20 years and six five-year renewal options. The pro forma adjustment represents the total purchase price of approximately $36.8 million, including closing costs of $388,426 and the reclassification of certain acquisition fees of $1.4 million that were previously capitalized in other assets. Pursuant to the asset purchase agreement, Heritage Golf may receive a supplemental purchase price payment of up to $5.3 million if the Weston Hill property achieves certain financial performance goals in fiscal year 2009.
(iii)	On October 6, 2006, the Company acquired 11 family entertainment center properties in 11 various locations, from Trancas Capital, LLC, for a purchase price of approximately $35.2 million. The Company leased the properties to an affiliate of Trancas that currently operates, and will continue to operate, eight of the 11 properties. The remaining three properties were previously, and will continue to be, operated by third-party operators pursuant to three separate leases with the Trancas affiliate. These properties are leased under a triple-net lease with an initial term of 30 years with two 10-years renewal options. The pro forma adjustment represents the purchase price of approximately $37.1 million, including closing cost of $516,325 and the reclassification of certain acquisition fees of $1.4 million that were previously capitalized in other assets.
(iv)	On November 16, 2006, the Company acquired seven golf course properties and a 47.5% partnership interest in Cowboys Golf Club in Grapevine, Texas from an affiliate of Evergreen Alliance Golf Limited, L.P. (“EAGL Golf”). The Company leased the seven golf course properties to EAGL Golf, which was acquired by Premier Golf, to operate all of the EAGL properties under a triple-net lease with an initial term of 20 years and four five-year renewal options. The pro forma adjustment represents the total purchase price of the seven golf course properties of approximately $49.7 million, including closing costs of $688,827 and the reclassification of certain acquisition fees of approximately $1.9 million that were previously capitalized in other assets. The Company paid approximately $9.0 million plus a portion of closing costs of $67,388 and acquisition fees of $361,456 for its 47.5% interest in the Cowboys Partnership which is included in investment in unconsolidated entities and is accounted for under the equity method of accounting. The Company expects to acquire the remaining 52.5% interest in the Cowboys Partnership, in a separate transaction, by the end of the first quarter of 2007.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Balance Sheet (Continued):

(v)	On November 30, 2006, the Company entered into an agreement to acquire four ski resort properties and retail and commercial space from Booth Creek Ski Group, Inc. for an aggregate purchase price of approximately $192.0 million. The Company will lease the properties and the retail and commercial space to a newly created tenant entity that will be formed by certain members of the existing management of Booth Creek Ski Group, Inc. under a triple-net lease with an initial term of 20 years with renewal options. The pro forma adjustment represents the purchase price of approximately $201.2 million, including estimated closing costs of approximately $1.5 million and the reclassification of certain acquisition fees of approximately $7.7 million that were previously capitalized in other assets. In connection with the transaction, the Company will also make loans to Booth Creek Ski Holdings, Inc. in the amount of $12.0 million. Approximately $480,000 in acquisition fees and closing costs are expected to be attributable to the loans and will be amortized over the loan terms. The loans will bear interest at a fixed rate of 9.0% for a term of three years with monthly interest payments only. Principal and exit fees are due and payable upon the loans’ maturity. The transaction is expected to close by December 20, 2006.

(c)	Represents the receipt of approximately $236.1 million in additional gross offering proceeds from the sale of 23,608,454 shares and the payment of selling commissions of approximately $16.5 million (7.0% of gross proceeds) and marketing support fees of approximately $7.1 million (3.0% of gross proceeds), both of which have been netted against stockholders’ equity. Also reflects the payment and capitalization of additional acquisition fees of approximately $7.1 million (3.0% of gross proceeds). The additional offering proceeds included in the pro forma adjustments have been limited to approximate the amount of proceeds necessary to acquire the Company’s investments described in Note (b) above.

(d)	Represents the reduction in cash in connection with the Company’s acquisition of the properties described in Note (b) above, net of cash deposits from tenants leasing these properties described in Note (b) above.

(e)	Represents security deposits received from the third-party tenants in connection with the Company’s acquisition of the properties described in Note (b) above. Security deposits are generally in form of cash or a letter of credit to secure rental payments and performance that are obligated under the lease.

Unaudited Pro Forma Consolidated Statements of Operations:

(1)	Represents the Company’s historical operating results for the respective pro forma periods being presented.

(2)	Represents the estimated pro forma rental income and percentage rent adjustments from operating leases as a result of the pending and completed acquisitions of the following real estate investment properties. Percentage rent is generally based on a percentage of gross revenues. The historical revenues of the properties were used to estimate percentage rent for the pro forma periods presented.

		Pro forma adjustments
Properties	Acquisition date	Year ended December 31, 2005	Nine months ended September 30, 2006
Booth Creek Ski	Pending	$20,333,902	$15,265,427
EAGL Golf	11/16/2006	4,317,937	3,238,453
Valencia & Talega	10/16/2006	5,072,213	3,804,161
Weston Hills	10/16/2006	3,115,814	2,336,860
Family Entertainment Centers	10/06/2006	3,395,701	2,546,776
Bear Creek	9/08/2006	1,100,330	759,041
Gatlinburg Sky Lift	12/22/2005	2,536,531	—
Cypress Mountain	5/30/2006	3,449,799	1,368,761
Harley-Davidson	4/27/2006	696,424	220,829
Hawaiian Falls	4/21/2006	1,351,230	413,417
Palmetto Hall	4/27/2006	695,856	218,545
South Mountain	6/09/2006	1,170,467	507,548
Bretton Woods	6/23/2006	3,811,760	1,793,699

Total		$51,047,964	$32,473,517

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

(3)	Represents the estimated pro forma adjustments for ground leases, park use permit and land permit fees paid by the third-party tenants related to the properties. Ground leases, park use permit and land permit fees are generally a percentage of gross revenue exceeding a certain threshold. The historical revenues of the properties were used to estimate ground leases, park use permit and land permit fees for the pro forma periods presented.

	Pro forma adjustments
Properties	Year ended December 31, 2005	Nine months ended September 30, 2006	Description
Booth Creek Ski	$780,273	$853,186	Special ground lease agreement with U.S. Forest Service

EAGL Golf	275,152	206,364	Three long-term ground leases

Family Entertainment Centers	215,801	162,166	Three long-term ground leases

Bear Creek	293,235	180,950	Special facilities ground leases agreement with Dallas/Fort Worth International Airport Board

Gatlinburg Sky Lift	658,662	—	One long-term ground lease

Cypress Mountain	184,722	137,337	Special park use permit from Canadian Provincial Government

Hawaiian Falls	161,495	—	Two long-term municipal ground leases

Total	$2,569,340	$1,540,003

(4)	FF&E reserve income represents amounts set aside by the tenants and paid to the Company for capital expenditure purposes. The Company has exclusive rights to and ownership of the accounts. Generally, the amounts are based on an agreed upon percentage of the tenants’ gross revenues as defined in the respective leases. The historical revenues of the properties were used to estimate FF&E reserves due under the leases for the pro forma periods presented.

Properties	Pro forma adjustments
	Year ended December 31, 2005	Nine months Ended September 30, 2006
Booth Creek Ski	$6,029,000	$4,723,500
EAGL Golf	—	324,847
Valencia & Talega	431,638	323,729
Weston Hills	381,089	285,817
Family Entertainment Centers	239,167	179,375
Bear Creek	—	111,401
Gatlinburg Sky Lift	224,341	—
Cypress Mountain	554,164	397,210
Harley-Davidson	24,000	8,000
Hawaiian Falls	—	—
Palmetto Hall	88,320	18,117
South Mountain	95,080	48,097
Bretton Woods	1,310,150	635,538

Total	$9,376,949	$7,055,631

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

(5)	On March 10, 2006, the Company purchased a $15.0 million mezzanine loan from Column Financial, Inc., as former lender to Mizner Court Holdings, LP. Mizner Court Holdings, LP is a partnership owned by a subsidiary of GE Capital called GEBAM, Inc. and by Stoltz Mizner Court, L.P. The proceeds from the mezzanine loan, in addition to the proceeds from an $89.0 million first mortgage loan, were used to acquire an apartment complex in Boca Raton, Florida. The loan earns interest at a rate of one month LIBOR plus 7.0% per year and requires monthly interest payments. The pro forma adjustments include interest income from the date the loan was originated, on October 14, 2005, of $343,674 and $365,104 for the nine months ended September 30, 2006 and for the year ended December 31, 2005, respectively.

The pro forma adjustments also include interest income on the $12.0 million loan made in connection with the Booth Creek Ski transaction of $810,000 and approximately $1.1 million for the nine months ended September 30, 2006 and for the year ended December 31, 2005, respectively.

(6)	Represents asset management fees associated with owning interests in or making loans in connection with real estate, including the Company’s proportionate share of properties owned through its unconsolidated entities. The assets and loans are managed by the Company’s advisor for an annual asset management fee of 1% of the Company’s pro-rata share of the “Real Estate Asset Value” as defined in the Company’s Prospectus. The pro forma adjustments include asset management fees for all properties acquired, loans made and pending acquisitions as if the acquisitions had occurred at the beginning of the pro forma periods presented.

(7)	Depreciation and amortization is computed using the straight-line method of accounting over the estimated useful lives of the related assets as follows:

				Pro forma adjustments
Properties	Assets	Purchase price	Estimated useful life	Year ended December 31, 2005	Nine months ended September 30, 2006
Booth Creek Ski	Land	$40,380,059	n/a	$—	$—
	Land improvements	62,311,221	15 years	4,154,081	3,115,561
	Permit rights	5,192,602	40 years	129,815	97,361
	Building	51,864,430	39 years	1,329,857	997,393
	Ski lift	24,232,141	20 years	1,211,607	908,705
	FF&E	12,116,071	7 years	1,730,867	1,298,150
	Intangible - in place lease	5,083,476	20 years	254,174	190,631

	Total	$201,180,000		$8,810,401	$6,607,801

EAGL Golf	Land	$6,811,345	n/a	$—	$—
	Land improvements	30,651,055	15 years	2,043,404	1,532,553
	Leasehold interest	4,378,722	40 years	109,468	82,101
	Building	4,865,247	39 years	124,750	93,563
	FF&E	1,946,099	7 years	278,014	208,511
	Intangible - in place lease	1,045,319	20 years	52,266	39,200

	Total	$49,697,787		$2,607,902	$1,955,928

Valencia & Talega	Land	$20,057,553	n/a	$—	$—
	Land improvements	26,279,066	15 years	1,751,938	1,313,954
	Building	11,602,915	39 years	297,511	223,133
	FF&E	873,995	7 years	124,856	93,642
	Intangible - in place lease	1,192,187	20 years	59,609	44,707

	Total	$60,005,716		$2,233,914	$1,675,436

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

				Pro forma adjustments
Properties	Assets	Purchase price	Estimated useful life	Year ended December 31, 2005	Nine months ended September 30, 2006
Weston Hills	Land	$6,295,258	n/a	$—	$—
	Land improvements	13,980,065	15 years	932,004	699,003
	Building	14,282,281	39 years	366,212	274,659
	FF&E	1,500,893	7 years	214,413	160,810
	Intangible - in place lease	729,929	20 years	36,496	27,372

	Total	$36,788,426		$1,549,125	$1,161,844

Family	Land	$20,539,098	n/a	$—	$—
Entertainment Centers	Land improvements	6,307,709	15 years	420,514	315,386
	Leasehold interest	360,893	25 years	14,436	10,827
	Building	7,069,609	25 years	282,784	212,088
	FF&E	2,065,081	7 years	295,012	221,259
	Intangible - in place lease	804,815	20 years	40,241	30,181

	Total	$37,147,205		$1,052,987	$789,741

Bear Creek	Land improvements	$6,830,587	15 years	$455,372	$308,960
	Leasehold interest	2,679,821	80 years	33,498	19,017
	Building	1,091,471	39 years	27,986	18,380
	FF&E	951,416	7 years	135,917	88,368
	Intangible - in place lease	235,133	20 years	11,757	8,817

	Total	$11,788,428		$664,530	$443,542

Gatlinburg Sky Lift	Leasehold interest	$19,674,026	48 years	$403,782	$—
	Building	162,700	39 years	4,060	—
	FF&E	1,133,400	7 years	150,896	—

	Total	$20,970,126		$558,738	$—

Cypress Mountain	Permit rights	$16,910,433	28 years	$603,944	$63,532
	Building	597,364	28 years	21,334	7,124
	Ski lifts	7,213,576	20 years	360,679	93,439
	FF&E	3,884,233	7 years	554,890	—
	Intangible - in place lease	838,953	20 years	41,948	14,068

	Total	$29,444,559		$1,582,795	$178,163

Harley-Davidson	Land	$999,127	n/a	$—	$—
	Building	5,650,730	39 years	144,891	29,944
	FF&E	199,392	7 years	28,484	—

	Total	$6,849,249		$173,375	$29,944

Hawaiian Falls	Land improvements	$3,123,166	15 years	$208,211	$60,728
	Leasehold interest	3,663,072	32 years	114,471	32,875
	Building	1,081,730	33 years	32,780	9,140
	FF&E	5,038,037	7 years	719,720	133,858

	Total	$12,906,005		$1,075,182	$236,601

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

				Pro forma adjustments
Properties	Assets	Purchase price	Estimated useful life	Year ended December 31, 2005	Nine months ended September 30, 2006
Palmetto Hall	Land	$37,647	n/a	$—	$—
	Land improvements	3,203,768	15 years	213,585	—
	Building	4,187,971	39 years	107,384	—
	FF&E	730,705	7 years	104,386	—

	Total	$8,160,091		$425,355	$—

South Mountain	Land	$3,083,416	n/a	$—	$—
	Land improvements	8,616,186	15 years	574,412	315,385
	Building	1,401,125	39 years	35,926	10,876
	FF&E	385,427	7 years	55,061	10,408

	Total	$13,486,154		$665,399	$336,669

Bretton Woods	Land	$6,197,305	n/a	$—	$—
	Land improvements	5 4,523,494	15 years	301,566	138,218
	Building	25,619,552	39 years	656,912	300,948
	FF&E	12,139,312	7 years	1,734,187	612,140

	Total	$48,479,663		$2,692,665	$1,051,306

The above purchase price allocations are preliminary. The final allocations of purchase price may include other identifiable assets which may have varying estimated lives and could impact the amount of future depreciation or amortization expense.

In addition to the adjustments above, the pro forma adjustments include $120,000 and $160,000 for the amortization of acquisition fees associated with the $12.0 million loan made in connection with the Booth Creek Ski transaction for the nine months ended September 30, 2006 and for the year ended December 31, 2005, respectively.

(8)	Reflects a reduction in interest income due to the decrease in the amount of cash available to invest in interest bearing accounts after the Company’s acquisition of the real estate investment properties.

(9)	Represents interest expense associated with two promissory notes signed in connection with the acquisition of Bretton Woods. One of the promissory notes bears interest at 5.77% with principal and interest totaling approximately $8.0 million due in June 2010 and the other bears interest at 5.20% with principal and interest of $390,507due in June 2009.

(10)	The pro forma adjustment represents the Company’s equity in earnings generated from an unconsolidated partnership (“the GW Partnership”) with Great Wolf Resorts, Inc. and affiliates (“Great Wolf”). On October 11, 2005, the Company entered into a joint venture with Great Wolf and formed the GW Partnership that acquired two waterpark resorts: the 309-suite Great Wolf Lodge in Wisconsin Dells, Wisconsin and the 271-suite Great Wolf Lodge in Sandusky, Ohio (the “Great Wolf Properties”), both of which were previously owned and operated by Great Wolf. The Great Wolf Properties were contributed to the GW Partnership from Great Wolf and valued at $114.5 million, excluding transaction costs of approximately $1.3 million. The Company contributed approximately $80.0 million to the GW Partnership for a 70% partnership interest in connection with the transaction and Great Wolf holds the remaining 30% interest in the partnership.

On March 1, 2006, the GW Partnership obtained previously anticipated debt financing on the properties for $63.0 million. The loan has a seven-year term with payments of interest only for the first three years with a fixed interest rate of 6.08%. The pro forma adjustment for the nine months ended September 30, 2006 represents the effect of interest expense in connection with the debt financing as if it had occurred on January 1, 2005.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

The following estimated operating results of the Great Wolf Properties and equity in earnings of the Company are presented as if the investment had been made on January 1, 2005:

Year ended December 31, 2005
Revenues (hotel operations) (i)	$36,156,152
Hotel and property operating expenses (i)	(26,086,952)
Management & license fees (ii)	(2,530,931)
Depreciation and amortization (iii)	(4,261,002)
Interest expense including loan cost amortization of $63,000 (iv)	(3,893,400)

Pro forma net loss of the properties	$(616,133)

Allocation of loss to:
Great Wolf	$(978,302)

The Company	362,169
Less: amount recognized in historical results	(392,491)

Net pro forma income adjustment	$754,660

FOOTNOTES:

(i)	Amounts for the pro forma period for the year ended December 31, 2005 are derived from the unaudited combined statement of operations for the year ended December 31, 2005.
(ii)	A subsidiary of Great Wolf continues to operate the Great Wolf Properties and license the Great Wolf Lodge brand to the venture pursuant to a 25-year management and license agreement. The agreement provides for management fees of 3% and license fees of 3% to be paid based on a percentage of gross revenue. In addition, there is a 1% license fee paid to a third-party.
(iii)	Depreciation and amortization of long-lived assets is based on the allocation of the base purchase price of the Properties of $114.5 million and closing costs.
(iv)	Interest expense is based on the debt financing on the properties up to $63.0 million obtained through a third-party lender for a term of seven years with a fixed interest rate of 6.08%. The loan is interest only for the first three years with principal and interest payments thereafter.

The net cash flows of the GW Partnership are distributed to each partner first to pay preferences on unreturned capital balances and the residual is allocated based on each partners’ respective ownership percentage. The Company records its share of equity in earnings of the GW Partnership using the hypothetical liquidation at book value (“HLBV”) method of accounting. Under the HLBV method, the Company recognizes income in each period equal to the change in its share of assumed proceeds from the liquidation of the underlying unconsolidated entities at depreciated book value.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

(11)	The pro forma adjustment represents the Company’s equity in earnings generated from an unconsolidated partnership (the “DMC Partnership”) with Dallas Market Center Company Ltd. (“DMC”). On January 14, 2005, the Company announced its intent to form the DMC Partnership to acquire, in two phases, interests in certain real estate and related assets at the Dallas Market Center in Dallas, Texas. In the first phase, which occurred on February 14 and March 11, 2005, the DMC Partnership was formed and acquired the Trade Mart, the World Trade Center, Market Hall and surface and garage parking areas at the Dallas Market Center (the “DMC Property”). The DMC Property consists of approximately 4.3 million leaseable square feet of showroom and exhibition space and is leased to Dallas Market Center Operating, L.P., a subsidiary of the existing management company, Market Center Management Company, Ltd., (“MCMC”) which continues to manage the DMC Property. The Company invested approximately $60.0 million in the DMC Partnership, excluding transaction costs, for an 80% equity ownership interest in the DMC Property.

In phase two of the transaction, which was completed on May 25, 2005, the Company invested an additional $11.2 million in the DMC Partnership, excluding certain transaction costs and fees. Concurrently, the DMC Partnership acquired the International Floral and Gift Center (the “IFGC”) located at the Dallas Market Center. The IFGC consists of approximately 440,000 square feet of wholesale merchandising and exhibition space and is leased to a subsidiary of MCMC which continues to manage the IFGC. The DMC Partnership acquired the IFGC for approximately $31.0 million including the assumption of an existing mortgage loan in the amount of approximately $17.0 million. The Company’s $11.2 million investment represents its 80% equity ownership interest in the IFGC.

The following estimated operating results of the properties owned by the DMC Partnership and the allocation of profits and losses are presented as if the investment had been made on January 1, 2005:

Year ended December 31, 2005
Revenue (net rental revenues under triple-net leases) (i)	$25,268,524
Depreciation and amortization (ii)	(6,977,911)
Interest expense including loan cost amortization of $150,758 (iii)	(9,710,168)

Pro forma net income of the DMC Property and IFGC	$8,580,445

Allocation of income to:
DMC	$561,642

The Company	8,018,803
Less: amount recognized in historical results	(6,710,816)

Net pro forma income adjustment	$1,307,987

FOOTNOTES:

(i)	Amounts for the pro forma period ended December 31, 2005 are derived from the audited combined statement of operations for the period from February 14, 2005 through December 31, 2005 and were annualized as if the investment had been made on January 1, 2005.
(ii)	Depreciation and amortization of long-lived assets for the year ended December 31, 2005, is based on the audited combined statement of operations depreciated on the straight-line method over each respective useful life.
(iii)	Interest expense is based on the debt financing on WTC and IFDC in the aggregate approximate amount of $160.0 million obtained through a third-party lender. The term for WTC is for approximately 28 years with a fixed interest rate of 6.037% and monthly principal and interest payment of $889,146. The term for IFDC is for nine years with a fixed interest rate of 5.45% and monthly and principal payment of $110,664.

CNL INCOME PROPERTIES, INC.

AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Statements of Operations (Continued):

Cash flows are distributed to each partner first to pay preferences on unreturned capital balances and the residual is allocated 50% to each partner. The Company records its share of equity in earnings of the DMC Partnership using the HLBV method of accounting. Under the HLBV method, the Company recognizes income in each period equal to the change in its share of assumed proceeds from the liquidation of the underlying unconsolidated entities at depreciated book value.

(12)	Represents the Company’s share of equity in earnings from its 47.5% investment interest in the Cowboy Partnership in connection with the EAGL Golf acquisition discussed in Note (b) above. The pro forma adjustment is based on historical results as recognized by the previous owner and may not be indicative of future performance.

(13)	Represents additional amortization of capitalized acquisition fees and debt acquisition fees paid to the Company’s advisor in connection with the Company’s unconsolidated investments. The fees are paid and capitalized upon the sale of shares or incurrence of debt and subsequently allocated to the basis of the investments upon closing. These capitalized fees are amortized over the life of the related underlying assets or debt amortization period.

(14)	Historical earnings per share were calculated based upon the actual weighted average number of shares of common stock outstanding during the respective pro forma periods presented. The pro forma earnings per share were calculated assuming that proceeds from the sale of shares were sufficient to fund the acquisitions at the beginning of the pro forma periods and that those shares of common stock were outstanding for the entire pro forma periods presented.